Exhibit 23(d)(9)

                       THE PREFERRED GROUP OF MUTUAL FUNDS

                               MANAGEMENT CONTRACT

         Management Contract executed as of March 30, 2001, between THE PREFERRED GROUP OF MUTUAL FUNDS, a Massachusetts business trust (the "Trust"), on behalf of the Preferred Mid Cap Growth Fund (the "Fund"), and CATERPILLAR INVESTMENT MANAGEMENT LTD., a Delaware corporation (the "Manager").

                                   WITNESSETH:

         That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.       SERVICES TO BE RENDERED BY MANAGER TO THE TRUST.

         (a) Subject always to the control of the trustees of the Trust (the "Trustees") and to such policies as the Trustees may determine, the Manager will, at its expense, (i) furnish continuously an investment program for the Fund and will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of its portfolio securities and (ii) furnish all necessary office space and equipment, provide bookkeeping and clerical services required to perform its duties hereunder and pay all salaries, fees and expenses of the Trustees and officers of the Trust who are affiliated persons of the Manager. In the performance of its duties, the Manager will comply with the provisions of the Agreement and Declaration of Trust and By-laws of the Trust and the Fund's stated investment objectives, policies and restrictions.

         (b) In the selection of brokers, dealers or futures commissions merchants (collectively, "brokers") and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Manager shall seek to obtain the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Manager, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, the price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. Subject to such policies as the Trustees may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused the Trust to pay, on behalf of the Fund, a broker that provides brokerage and research services to the Manager or any affiliated person of the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Fund and to other clients of the Manager

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and any affiliated person of the Manager as to which the Manager or any affiliated person of the Manager exercises investment discretion. The Trust hereby agrees with the Manager and with any Subadviser (as defined in Section 1(c) below) that any entity or person associated with the Manager or Subadviser (or with any affiliated person of the Manager or Subadviser) which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(2)(iv).

         (c) Subject to the provisions of the Agreement and Declaration of Trust of the Trust and the Investment Company Act of 1940, as amended (the "1940 Act"), the Manager, at its expense, may select and contract with one or more investment advisers (the "Subadviser") for the Fund to perform some or all of the services for which it is responsible pursuant to paragraph (a) of this
Section 1. The Manager will compensate any Subadviser of the Fund for its services to the Fund. The Manager may terminate the services of any Subadviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Subadviser unless and until a successor Subadviser is selected. To the extent that more than one Subadviser is selected, the Manager shall, in its sole discretion, determine the amount of the Fund's assets allocated to each such Subadviser.

         (d) The Manager shall not be obligated to pay any expenses of or for the Trust or of or for the Fund not expressly assumed by the Manager pursuant to this Section 1 other than as provided in Section 3.

2.       OTHER AGREEMENTS, ETC.

         It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlling, controlled by or under common control with the Manager, and that the Manager and any person controlling, controlled by or under common control with the Manager may have an interest in the Trust. It is also understood that the Manager and persons controlling, controlled by or under common control with the manager have and may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses.

3.       COMPENSATION TO BE PAID BY THE TRUST TO THE MANAGER.

         The Fund will pay to the Manager as compensation for the Manager's services rendered, for the facilities furnished and for the expenses borne by the Manager pursuant to Section 1, a fee, computed and paid monthly at the annual rate (based on the number of days elapsed through the end of the month) of 1.00% of the Fund's net asset value as of the last business day of the month. Such fee shall be payable for each month within five (5) business days after the end of such month.

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         In the event that expenses of the Fund for any fiscal year should exceed the expense limitation on investment company expenses imposed by any statute or regulatory authority of any jurisdiction in which shares of the Trust are qualified for offer and sale, the compensation due the Manager for such fiscal year shall be reduced by the amount of such excess by a reduction or refund thereof. In the event that the expenses of the Fund exceed any expense limitation which the Manager may, by written notice to the Trust, voluntarily declare to be effective with respect to the Fund, subject to such terms and conditions as the Manager may prescribe in such notice, the compensation due the Manager shall be reduced, and, if necessary, the Manager shall bear the Fund's expenses to the extent required by such expense limitation.

         If the Manager shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4.       ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS CONTRACT.

         This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Contract shall not be amended unless such amendment is approved by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not interested persons of the Trust or of the Manager.

5.       EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

         This Contract shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

         (a) Either party hereto may at any time terminate this Contract by not more than sixty days' written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

         (b) If (i) the Trustees or the shareholders of the Trust by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Trustees who are not interested persons of the Trust or of the Manager, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Contract, then this Contract shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Contract is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Contract as provided herein, the Manager may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

         Action by the Trust under paragraph (a) of this Section 5 may be taken either (i) by vote of a majority of the Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

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6.       CERTAIN DEFINITIONS

         For the purposes of this Contract, the "affirmative vote of a majority of the outstanding shares" of the Fund means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

         For the purposes of this Contract, the terms "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the 1934 Act and the rules and regulations thereunder.

7.       NONLIABILITY OF MANAGER.

         In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Trust, to the Fund or to any shareholder, officer, director or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

8.       LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

         A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

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         IN WITNESS WHEREOF, THE PREFERRED GROUP OF MUTUAL FUNDS and CATERPILLAR
INVESTMENT MANAGEMENT LTD. have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

                                            THE PREFERRED GROUP OF MUTUAL FUNDS



                                            By__________________________________
                                              Title:


                                            CATERPILLAR INVESTMENT MANAGEMENT
                                            LTD.



                                            By__________________________________
                                              Title:

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